UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2012 (January 10, 2012)

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	333-172205	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On January 10, 2012, American Realty Capital Properties, Inc. (the “Company”) closed its acquisition of a fee simple interest in a Social Security Administration building located in Freeport, New York, at a contract purchase price of $4.9 million, excluding closing costs. The Company acquired the property through an indirect wholly-owned subsidiary of its operating partnership. The Company assumed the right to acquire the property pursuant to an Assignment and Assumption of Agreement for Purchase and Sale (the “Assignment and Assumption”), dated October 27, 2011, by and between Elman Investors, Inc. and ARC GSFRENY001, LLC (the “Assignor”). 84 Main, LLC, the seller of the property pursuant to the underlying purchase and sale agreement, dated October 26, 2011, and Elman Investors, Inc. are unaffiliated third parties. The Assignor is an affiliate of AR Capital, LLC (formerly known as American Realty Capital II, LLC), the Company’s sponsor.

The property consists of a freestanding one-story building totaling 12,009 rentable square feet that was built in 1962 and renovated in 2009. The property is 100% leased to the United States of America (the “U.S.”), which occupies the property as the Social Security Administration. The U.S. has an investment grade credit rating as determined by major credit rating agencies. The original lease has a term of 10 years with 7.2 years currently remaining. The lease contains no rental increases.  The lease does not contain any renewal options. The lease is a modified gross lease, whereby the tenant is required to pay a proportionate share of certain other costs associated with the property, such as property taxes, utilities, insurance and maintenance, in addition to base rent. The annualized net operating income for the initial lease term is approximately $0.4 million, or $32.98 per rentable square foot.

The Company funded the acquisition of the property with (a) net proceeds from the sale of its common stock and (b) a $3.7 million draw on its senior secured revolving credit facility with RBS Citizens, N.A., as described below in Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

A copy of the press release announcing the acquisition of the property is included as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 10, 2012, the Company drew an additional $3.7 million on its existing $150 million senior secured revolving credit facility with RBS Citizens, N.A. This funding was collateralized by the Social Security Administration property and a Walgreens drug store located in Myrtle Beach, South Carolina. The terms of the revolving credit facility are set forth in the Company’s Registration Statement on Form S-11 filed on September 22, 2011 and the credit agreement was filed as Exhibit 10.21 to such filing.  The description of the revolving credit facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the credit agreement, which is incorporated herein by reference.

Item 8.01.    Other Events.

           On January 12, 2012, the Company’s Board of Directors authorized and the Company declared an increase to the Company’s annual dividend. The Company will increase its annual distribution by $0.005, from $0.875 to $0.880 per annum.  The new annual distribution rate will accrue commencing on February 9, 2012.  Distributions will continue to be paid on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated January 10, 2012
99.2	Press Release dated January 12, 2012
99.3	Press Release dated January 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

January 12, 2012	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors